Exhibit 99.1

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

News Release

MEDIA AND INVESTOR CONTACT:
Angela Craig
acraig@sjm.com
Tel   651 756 2191

St. Jude Medical Reports Second Quarter 2009 Results

Board of Directors Authorizes $500 Million Stock Repurchase Program

ST. PAUL, Minn. – July 22, 2009 – St. Jude Medical, Inc. (NYSE: STJ) today reported sales and net earnings for the second quarter ended July 4, 2009. The Company also announced today that its Board of Directors has authorized the repurchase of up to $500 million of St. Jude Medical common stock.

Second Quarter Results

The Company reported net sales of $1.184 billion in the second quarter of 2009, an increase of 4 percent compared with the $1.136 billion in the second quarter of 2008. Foreign currency translation comparisons decreased second quarter sales by approximately $69 million. Revenue for the second quarter increased 10 percent after adjusting for the impact of foreign currency.

Reported net earnings for the second quarter of 2009 were $219 million, or $0.63 per diluted share. This compares with reported earnings for the second quarter of 2008 of $193 million, or $0.55 per diluted share, a 15 percent increase over the prior year.

Commenting on the Company’s growth program, St. Jude Medical Chairman, President and Chief Executive Officer Daniel J. Starks said, “Sales results met or exceeded guidance in each of our four major growth programs during the second quarter. We are pleased with our currency neutral sales growth of 14 percent for the first half of 2009, and we reaffirm our guidance for full year 2009 earnings in the range of $2.48 to $2.54.”

Cardiac Rhythm Management (CRM)

Total CRM sales, which include implantable cardioverter defibrillator (ICD) and pacemaker products, were $704 million for the second quarter of 2009, a 1 percent decrease compared with the second quarter of 2008. On a currency neutral basis, total CRM sales grew 5 percent over the comparable quarter in 2008.

Of that total, ICD product sales were $400 million in the second quarter, a 1 percent decrease compared with the second quarter of 2008. ICD revenue grew 4 percent after adjusting for the impact of foreign currency.

Second quarter pacemaker sales were $304 million, a decrease of 1 percent from the comparable quarter of 2008. Pacemaker revenue growth was 6 percent after adjusting for the impact of foreign currency.

Atrial Fibrillation (AF)

AF product sales for the second quarter totaled $156 million, a 16 percent increase over the second quarter of 2008. On a currency neutral basis, total AF sales grew 23 percent over the comparable quarter in 2008.

Neuromodulation

St. Jude Medical sales of neuromodulation products were $81 million in the second quarter of 2009, up 33 percent from the comparable quarter of 2008. Neuromodulation sales were up 36 percent in the quarter after adjusting for the impact of foreign currency.

Cardiovascular

Total cardiovascular sales, which primarily include vascular closure and heart valve products, were $243 million for the second quarter of 2009, a 7 percent increase over the second quarter of 2008. On a currency neutral basis, total cardiovascular sales grew 13 percent over the comparable quarter in 2008. This product category now includes sales of products that St. Jude Medical acquired from Radi Medical Systems AB in December 2008.

Sales of vascular closure products in the second quarter of 2009 were $99 million, a 2 percent increase over the second quarter of 2008. Vascular closure product sales grew 9 percent after adjusting for the impact of foreign currency.

Heart valve product sales for the second quarter of 2009 were $84 million, a 3 percent decrease compared with the second quarter of 2008. Heart valve product sales grew 3 percent after adjusting for the impact of foreign currency.

Share Repurchase Program

The Company also announced today that its Board of Directors has authorized the repurchase of up to $500 million of St. Jude Medical common stock. The Company intends to repurchase the shares in the second half of 2009 through the open market, in privately negotiated transactions, or otherwise.

“The Board’s decision to adopt a new stock repurchase program reflects our continued commitment to enhancing shareholder value and our confidence in St. Jude Medical’s multiple growth platforms,” said Starks.

Third Quarter and Full Year 2009 Sales and Earnings Guidance

During a conference call today, St. Jude Medical will provide its range for revenue expectations for the third quarter and full year by product category.

The Company expects its consolidated earnings for the third quarter of 2009 to be in the range of $0.61 to $0.63 per diluted share and for full-year 2009 reconfirms guidance in the range of $2.48 to $2.54.

Non-GAAP Financial Measures

The Company provides adjusted net earnings and adjusted net earnings per share because St. Jude Medical management believes that in order to properly understand the Company’s short-term and long-term financial trends, investors may wish to consider the impact of certain adjustments (such as in-process research and development charges, impairment charges, restructuring charges, litigation charges or litigation reserve adjustments and income tax adjustments). These adjustments result from facts and circumstances (such as business development activities, restructuring activities, asset impairment events or developments, settlements and other developments relating to litigation and resolution of audits by tax authorities) that vary in frequency and impact on the Company’s results of operations. St. Jude Medical management uses adjusted net earnings and adjusted net earnings per share to forecast and evaluate the operational performance of the Company as well as to compare results of current periods to prior periods on a consolidated basis.

Non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

Conference Call/Webcast

St. Jude Medical’s second quarter 2009 earnings call can be heard live today beginning at 7 a.m. CDT (also archived for 90 days) on the following Web site:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=73836&eventID=2282601

About St. Jude Medical

St. Jude Medical develops medical technology and services that focus on putting more control into the hands of those who treat cardiac, neurological and chronic pain patients worldwide. The company is dedicated to advancing the practice of medicine by reducing risk wherever possible and contributing to successful outcomes for every patient. Headquartered in St. Paul, Minn., St. Jude Medical employs more than 15,000 people worldwide and has four major focus areas that include: cardiac rhythm management, atrial fibrillation, cardiovascular and neuromodulation. For more information, please visit www.sjm.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for the Company, including potential clinical successes, anticipated regulatory approvals and future product launches, and projected revenues, margins, earnings and market shares. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s filings with the SEC, including those described in the Risk Factors and Cautionary Statements sections of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 4, 2009. The Company does not intend to update these statements and undertakes no duty to any person to provide any such update under any circumstance.

St. Jude Medical, Inc.

Condensed Consolidated Statements of Earnings

 (in thousands, except per share amounts)

 (Unaudited)

	Three Months Ended			Six Months Ended

	July 4, 2009	June 28, 2008		July 4, 2009	June 28, 2008
Net sales	$1,184,412	$1,135,760		$2,318,205	$2,146,498
Cost of sales	305,544	287,691		600,039	548,178
Gross profit	878,868	848,069		1,718,166	1,598,320

Selling, general & administrative expense	431,169	416,261		848,844	783,377
Research & development expense	143,052	138,455		282,403	262,090

Operating profit	304,647	293,353		586,919	552,853
Other income (expense), net	(4,961)	(18,020)		(12,273)	(28,447)

Earnings before income taxes	299,686	275,333		574,646	524,406
Income tax expense	80,316	82,421		154,005	154,925
Net earnings	$219,370	$192,912	(1)	$420,641	$369,481	(3)

Adjusted net earnings (Non-GAAP)		$200,356	(2)		$382,691	(4)

Diluted net earnings per share	$0.63	$0.55		$1.20	$1.06
Adjusted diluted net earnings per share (Non-GAAP)		$0.58	(2)		$1.09	(4)

Weighted average shares outstanding- diluted	350,620	348,269		350,213	350,112

(1)

Second quarter 2008 net earnings were reduced by $8,147 due to the impact of retroactively adjusting the historical financial statements, as required by GAAP, to reflect the change in accounting related to the convertible debentures.

(2)

Second quarter 2008 adjusted net earnings and adjusted diluted net earnings per share include $7,444 of income tax benefit, or $0.03 per share, related to the benefit from the federal research and development tax credit extended in the fourth quarter of 2008 retroactive to the beginning of the year.

(3)

First six months 2008 net earnings were reduced by $16,359 due to the impact of retroactively adjusting the historical financial statements, as required by GAAP, to reflect the change in accounting related to the convertible debentures.

(4)

First six months 2008 adjusted net earnings and adjusted diluted net earnings per share include $13,210 of income tax benefit, or $0.03 per share, related to the benefit from the federal research and development tax credit extended in the fourth quarter of 2008 retroactive to the beginning of the year.

Condensed Consolidated Balance Sheets

 (in thousands)

 (Unaudited)

	July 4, 2009	January 3, 2009
Cash and cash equivalents	$486,569	$136,443
Accounts receivable, net	1,177,067	1,101,258
Inventories	620,117	546,499
Other current assets	340,060	295,863
Property, plant & equipment, net	1,071,339	980,176
Goodwill	1,985,966	1,984,566
Other intangible assets, net	474,256	493,535
Other assets	208,449	184,164
Total assets	$6,363,823	$5,722,504

Current portion of long-term debt	$324,525	$75,518
Other current liabilities	918,793	953,006
Long-term debt	961,022	1,126,084
Deferred income taxes, net	126,738	112,231
Long-term other liabilities	254,387	219,759
Total equity	3,778,358	3,235,906
Total liabilities & equity	$6,363,823	$5,722,504